Exhibit No.4.35.7

Additional Agreement No. 7

To the Contract on Network Connection between

 OAO Rostelecom and OJSC CenterTelecom as amended by Agreement No. 6480/05-DO dated January 01, 2006

Moscow	dated “25” August, 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director D. Ye. Yerokhin, authorized to act by the Charter, on the one part, and CenterTelecom, Open Joint-Stock Company, hereinafter referred to as the “Operator”, represented by OJSC CenterTelecom General Director S.V. Pridantsev, authorized to act by the Charter, on the other part, hereinafter collectively referred to as the “Parties”, and severally referred to as “Party” have entered into this Additional Agreement (hereinafter — Agreement) to the Contract on Network Connection as amended by Agreement No. 6480/05-DO dated January 01, 2006 (hereinafter — Contract), as follows:

1.               To add the following clauses to Appendix No. 9 to the Contract:

«

8.               The Operator shall in case of technical equipment of software failure and because of the effect various other conditions resulting in garbling, loss of the data or impossibility of timely transfer, to inform Rostelecom about the reasons of such failures with retransmission of reliable data.

9.               Cooperation in the updating of the data on Subscribers between the Parties is realized through the data exchange in an approved format set in Appendix No. 9 to the Contract.  The following data should be transmitted: data on the Subscribers, the list of which is set by Appendix No. 9 and which are changed through the Reporting period.

10.         Basic unit for the cost of the Subscribers’ database updating service is the total reliable information concerning one Operator’s Subscriber account. Reliability of the data is the correspondence of the data to the format of Appendix No. 9 to this Contract and the condition of the Operator’s Subscribers’ database on the condition on the 1st day of the Billing period.

11.         Rostelecom makes monthly payment for the services under Appendix 1 to this Contract per 1 base unit of reliable and timely transmitted data on the Subscribers of the Operator.

12.         The Operator by the 5th day of the Billing Period sends to Rostelecom an Act and an invoice indicating the effective volume of the Subscriber’s database updating services within the Reporting period, and Rostelecom shall by the 8th of the Billing period approves the Act. If there are any remarks in connection to the volume of the services rendered, Rostelecom approves the Act with the remarks. The Parties shall by the 20th day of the Billing period to reconcile these remarks. The Form of the Act is given in Appendix 1 to this Agreement.

13.         Rostelecom pays for the Subscriber’s database updating services no later than 10 days after signing of the Act by the Parties.

14.         If information transmitted for the Operator’s Subscriber’s database updating services was presented incorrectly or needs additional data Rostelecom sends an inquiry to the Operator. Retransmission of the information on the Subscribers, the correction of the data is free of charge if performed because of the fault of the Operator”

2.               The Agreement is issued in the Russian language in two original counterparts, one for  each Party.

3.               All terms used in this Agreement have a meaning, fixed for them in the Contract.

4.               This Agreement is an inseparable part of the Contract.

5.               All the rest, not indicated in this Agreement, is subject to the provisions of the Contract.

6.               This Agreement comes into effect on the date of its execution. The Parties hereby establish that terms and conditions of the Agreement entered into thereby shall apply to their relations arisen from the date of the Contract on Network Connection as amended by Agreement No. 6480/05-DO dated January 01, 2006.

For Rostelecom:

General Director
OAO Rostelecom

D.Ye. Yerokhin

Seal here
For Operator:

General Director
OJSC CenterTelecom:

S.V. Pridantsev

Seal here

Attachment No. 1

to Additional Agreement

No.7

dt. «      »                        2006

Form 1

Services Report,

 Under Contract No.                   dt.

for                              month

This Act is drawn up between Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and                                                         , hereinafter referred to as the “Operator”, represented by                                             , authorized to act by                   , on the other part, hereinafter collectively referred to as the “Parties”, confirming the following services rendered by the Parties to each other:

Services rendered by  the  Operator

Ref. No.	Description of the service	Measure unit	Number	Service Tariff, roubles/pcs	Service Cost net of VAT, roubles	VAT, roubles	Service Cost inc.VAT, roubles

1	2	3	4	5	6	7	8
1	Actualization of data on the Operator’s subscribers
2
Total

The rendered services cost aggregated                  , including VAT               .

The services were presented properly and according to Agreement terms.

For Rostelecom:			For Operator:

General Director			General Director
OAO Rostelecom			OJSC CenterTelecom:

	D.Ye. Yerokhin		S.V. Pridantsev
	200		200
Seal here		Seal here